Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Constellation Pharmaceuticals, Inc. for the registration of debt securities, common stock, preferred stock, depositary shares, units and warrants and to the incorporation by reference therein of our report dated March 14, 2019, with respect to the consolidated financial statements of Constellation Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 9, 2019